                                                                     EXHIBIT 2.1
                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     This PURCHASE AND SALE AGREEMENT is made and entered into the 21st day of November, 1997, among Michigan Energy Company, L.L.C., a Michigan limited liability company ("Seller"), and MarkWest Michigan, Inc., a Colorado corporation ("Buyer").

     WHEREAS, MEC owns certain ownership interests (the "Interests") in West Shore Processing Company, L.L.C., a Michigan limited liability company ("West Shore"), and Basin Pipeline, L.L.C., a Michigan limited liability company ("Basin");

     WHEREAS, Buyer submits this Agreement to Seller as an exercise of Buyer's right to match the terms specified in that certain Term Sheet tendered by the entity identified on Exhibit A, hereto, ("Other Company") to Seller; and, accordingly, upon the execution hereof, Buyer desires to purchase and accept and Seller desires to sell and convey all of Seller's ownership interests and membership rights in and to West Shore Processing Company, LLC, and in Basin Pipeline, L.L.C., on the terms and conditions stated herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

                                   AGREEMENT
                                   ---------

     1.  Agreement to Sell and Purchase and Assumption of Liabilities.
         ------------------------------------------------------------

         a. Subject to the terms and conditions of this Agreement, Seller agrees to assign and sell to Buyer, and Buyer agrees to purchase and acquire from Seller on the Closing Date (as hereinafter defined) all of the Interests, as herein defined. As used herein, "Interests" means with respect to each of Basin and West Shore, all of Seller's membership interests and rights, sharing ratios, ownership interests, rights of distribution, voting rights, preferential purchase rights, rights arising under the respective operating agreements or other organizing, enabling or organic documents or instruments of Basin and/or West Shore, or other rights, titles or indicia of ownership of any nature whatsoever in Basin and West Shore, respectively. Notwithstanding any other provisions hereof and regardless of when the Closing Date actually occurs, the effective date of the transfer of the Interests from Seller to Buyer hereunder shall be 7:00 a.m., Eastern Time, on the first day of the month in which Closing occurs (the "Effective Date").

         b. At Closing, Buyer hereby agrees that Buyer shall assume, as of the Effective Date, all of Seller's obligations and liabilities of any kind or nature as a member of West Shore and Basin or otherwise attributable to Seller's Interests in West Shore or Basin incurred on and after the Effective Date.

     2.  Consideration.  Buyer shall pay the following consideration as
         -------------
indicated for the purchase of the Interests:

         a. Buyer shall pay $8,500,000.00 cash to Seller on the Closing Date in the form of a wire transfer to an account or accounts specified by Seller; provided, that the amount of such cash payment shall be adjusted as set forth on
Exhibit 2A hereto. Those amounts shall be updated and adjusted as of the Closing. The parties agree that the updated and adjusted amounts specified on
Exhibit 2A, as of Closing, shall be binding upon the parties hereto as a final statement of all amounts outstanding between the entities listed on Exhibit 2A as of the Closing Date, and Seller shall cause Michigan Production Company, L.L.C. ("MPC") and Manistee Gas Limited Liability Company ("Manistee") to agree to those amounts to the extent of amounts shown owing by MPC or Manistee or to MPC or Manistee to or from Buyer and/or West Shore and/or Basin, and Buyer shall cause West Shore and/or Basin to agree to those amounts to the extent shown owing by West Shore and/or Basin or to West Shore and/or Basin to or from Buyer and/or MPC and/or Manistee.

         b. Following the Closing Date, Buyer also shall be contingently obligated to pay to Seller the following indicated amounts if the Average Daily Throughput Volume (as defined below) exceeds the following specified levels for any consecutive 150 day period following the Closing Date but only if such consecutive 150 day period begins prior to December 31, 2012:

Average Daily
Throughput Volume                  Consideration
(MMCF/Day)               to be paid to Seller, at Buyer's option
-----------------       -----------------------------------------
                        (i)              (ii)                (iii)
                        Cash             Shares              Shares of
                                         Alternate           MarkWest
                                         Common              Common
                                         Stock               Stock

     45                 $1,800,000.00    60,000              66,000
     50                 $2,700,000.00    90,000              99,000
     55                 $1,500,000.00    50,000              55,000

Seller's rights to the foregoing payments shall be one time for each payment event, and shall be cumulative. Each date when a contingent payment under this paragraph b. is due, the contingent payments specified above may be made, at the option of Buyer, in one of the three following forms: (i) cash by wire transfer to an account or accounts specified by Seller; (ii) shares of the common stock ("Alternate Common Stock") of the entity which previously tendered an offer to Seller for the Interests, as identified on Exhibit A ("Other Company"), based on the schedule above; or (iii) shares of the common stock ("MarkWest Common Stock") of MarkWest Hydrocarbon, Inc., based on the schedule above. If the shares of MarkWest Common Stock are used to satisfy the contingent payment, MarkWest Hydrocarbon, Inc. shall, (A) within 45 days after making the payment begin to register those shares of stock under Section 12 of the United States Securities and Exchange Act of 1934, as amended (the "1934 Act") by filing a registration statement with the Securities and Exchange Commission and using its diligent efforts to cause the registration statement to become effective as soon a practicable under the circumstances, (B) list the shares for trading on the NASDAQ National Market, or similar market, and (C) deliver to

Seller an executed undertaking to take all actions necessary to maintain such 1934 Act registration and such NASDAQ or similar listing for a period of at least three years from the date of the issuance of the MarkWest Common Stock to Seller. Should Buyer elect to make any contingent payment provided above in the form of MarkWest Common Stock, then within 10 business days following receipt of that MarkWest Common Stock, Seller shall have the right to elect, in writing, to put that stock to Buyer. Upon the timely election to put the stock to Buyer, Buyer will determine the price at which it will purchase that stock from Seller based upon the weighted average closing price of the MarkWest Common Stock for the 30 trading days immediately preceding Seller's election. Buyer shall complete the purchase of the MarkWest Common Stock, and make payment therefor, within 60 days following the date upon which Seller elected to put the stock to Buyer. Any shares of Alternate Common Stock or MarkWest Common Stock issued or assigned to Seller hereunder shall be free-trading (following the registration and listing process specified above with respect to the MarkWest Common Stock) and shall be validly authorized, duly issued, fully paid, non-assessable and not subject to any lien, claim, restriction or encumbrance of any kind. In the event of (a) any common stock split or (b) common stock dividends accumulating more than 10% of the current issued and outstanding common shares of the relevant company, the number of shares of that company in any contingent payment will be adjusted proportionately. In the event of a sale or merger of MarkWest Hydrocarbon, Inc., or of Other Company, the option of Buyer to deliver common stock of the sold or merged company will be appropriately adjusted so that the same economic benefit is delivered to Seller as contemplated hereunder. Seller agrees that it has conducted all investigations of which it desired with respect to the stock of Other Company and of MarkWest and is not relying on any representations, warranties or promises of Buyer, or of any affiliate of Buyer in agreeing to receive compensation hereunder in the form of shares of stock of those companies.

     For purposes of this Agreement, "Average Daily Throughput Volume" for any applicable 150 consecutive day period (the "Calculation Period") shall be determined pursuant to the following formula:

             Actual Gross
          Throughput Volume           /          150
          during the Calculation
              Period



For purposes of the foregoing formula:

               (i) "Actual Gross Throughput Volume" shall be calculated in accordance with the following formula:

                                (A + B + C) / 3

               Where,

               A. Means the actual volume of Gas in MMCF delivered through all Receipt Points of Basin less all volumes for which Basin does not receive revenues for transportation.

               B. Means the actual volume of Gas in MMCF delivered through the West Shore Receipt Point less all volumes for which West Shore does not receive revenues for treating.

               C. Means the actual volume of Gas in MMCF delivered through the West Shore Receipt Point less all volumes for which West Shore does not receive revenues or NGLs for processing.

               Notwithstanding the foregoing, the parties agree that for purposes of calculating Actual Gross Throughput Volume, fuel and shrink volumes shall not be deducted and the processing of gas for Shell and the treating of Gas by Shell under current arrangements between Shell and West Shore, if such volumes do not provide any revenues to West Shore, shall not be considered.

               Buyer agrees not to reduce or restrict the volume of Gas deliveries to the Basin Facilities or the West Shore Facilities except for reasons of curtailment by third party pipelines, off-spec gas deliveries, safety, strikes, lockouts, occurrences beyond Buyer's reasonable control, force majeure, equipment breakage or failure, repair or maintenance, construction, capacity limitations, contractual rights, or orders of governmental agencies having jurisdiction.

               (ii) a "Receipt Point" means the meter run(s) at which Basin and/or West Shore measure Gas volume for treating, transportation or processing billing;

               (iii) "Basin Facilities" shall mean all gas gathering and transportation pipelines owned by Basin;

               (iv) "West Shore Facilities" shall mean all treating and processing assets owned by West Shore;

               (v) "Gas" shall mean natural gas and other gaseous hydrocarbons conforming to the specifications of Basin in its transportation agreements; and

               (vi) volume of Gas shall be based on 8/8ths volume from any well measured at the applicable Receipt Point.

Average Daily Throughput Volume for any applicable Calculation Period shall be subject, at Seller's option, to review by an independent third party to determine whether the Average Daily Throughput Volume for the applicable Calculation Period, as calculated above, was prudent and sustainable. The independent third party reviewer shall be initially designated by Buyer in a written notice to Seller. Such independent third party reviewer designated by Buyer shall be deemed accepted by Seller unless Seller delivers written notice of objection to Buyer within five business days of Seller's receipt of the initial designation notice. If Seller makes a timely objection to Buyer's designation, then each of Buyer and Seller shall promptly appoint its own independent reviewer (the "Designated Reviewers") and these two Designated Reviewers shall together choose another person who alone shall serve as the independent reviewer for purposes hereof. The Buyer and Seller shall each bear 50% of the fees and expenses of the independent reviewer (with each party bearing 100% of any fees and expenses of its Designated Reviewer in the event of a deadlock as described above).

Notwithstanding any other provision hereof, for purposes of calculating "Average Daily Throughput Volume" as set forth above, assets or properties which are included within the definitions of the "West Shore Facilities" or the "Basin Facilities" shall be deemed to continue to be included within such definitions regardless of any transfer, sale, conveyance or other disposition of those assets or properties by West Shore or Basin.

Cash payments due or shares of Alternate Common Stock or MarkWest Common Stock to be issued or assigned under this Section 2(b) shall be paid, assigned or issued (as applicable) prior to the later of (i) 60 days following the end of the applicable consecutive 150 day period, or (ii) five business days following the completion of the required independent review.

         c. In addition, following the Closing Date, Buyer also shall be contingently obligated to make cash payments to Seller if the Average Daily Throughput Volume exceeds the following specified levels for any consecutive 150 day period following the Closing Date but only if such consecutive 150 day period begins prior to December 31, 2012:

           Average Daily
         Throughput Volume                       Amount of Cash
             (MMCF/Day)                         Payment to Seller
         -----------------                      -----------------
                 65                               $1,300,000.00
                 70                               $1,700,000.00
                 75                               $1,500,000.00

Seller's rights to the foregoing payments shall be one time for each payment event, and shall be cumulative. The foregoing cash payments shall be (i) subject to the same independent review procedure set forth in Section 2(b) above, (ii) accomplished by wire transfer to an account or accounts specified by Seller, and (iii) shall be payable prior to the later of (A) 60 days following the end of the applicable consecutive 150 day period, or (B) five business days following the completion of the required independent review.

         d. In addition, following the Closing Date, Buyer shall make the following contingent cash payments to Seller:

             (i)   $1,000,000.00, if for any consecutive three year period (not
                                       ---
         limited to calendar years) following the Closing Date, but only if such 3 year period begins no later than December 31, 2012, the Average Daily Throughput Volume exceeds 45 MMCF/day with no decline from one calendar quarter to the next within such three year period; and

             (ii)  An additional $1,000,000.00, if for any consecutive four year
                                                      ---
         period (not limited to calendar years) following the Closing Date, but only if such 4 year period begins no later than December 31, 2012, the Average Daily Throughput Volume exceeds 45 MMCF/day with no decline from one calendar quarter to the next within such four year period; and

             (iii) An additional $1,000,000.00, if for any consecutive five year
                                                       ---
         period (not limited to calendar years) following the Closing Date, but only if such 5 year period begins no later than December 31, 2012, the Average Daily Throughput Volume exceeds 45 MMCF/day with no decline from one calendar quarter to the next within such five year period.

The foregoing cash payments shall be (i) subject to the same independent review procedures set forth in Section 2(b) above, (ii) accomplished by wire transfer to an account or accounts specified by Seller, and (iii) payable prior to the later of (A) 60 days following the end of the applicable period, or (B) five business days following the completion of the required independent review. For purposes of calculating Average Daily Throughput Volume in connection with this
Section 2(d), the Calculation Period and the "150" number in the formula set forth in Section 2(b) above shall be changed to the number of days in the applicable period (i.e., three years (1,095 days), four years (1,460 days) or five years (1,825 days).

         e. In addition, Buyer agrees as part of the consideration for the transaction contemplated by the Agreement to assume all funding obligations for The Claybanks Extension.

         f. As used herein, "day" or "days" refers to calendar days unless expressly stated as "business days", in which event it refers to calendar days during which national banking associations are open for business in the United States.

         g. Notwithstanding anything to the contrary, if Buyer intends to make a capital expenditure in West Shore and/or Basin, the results of which may invoke a contingent payment hereunder, Buyer shall calculate the anticipated pre-tax internal rate of return for that portion of that investment applicable to the Interests acquired hereunder, including the anticipated contingent payment(s), using prudent and reasonable assumptions. If that determination does not result in a pre-tax internal rate of return in excess of 18% per annum, then Buyer shall have the right to calculate the date to which the contingent payment(s) are required to be deferred in order to achieve a pre-tax internal rate of return of 18% per annum for the Interests purchased hereunder, with respect to the capital expenditure and anticipated contingent payment(s) ("Buyer's Deferral Determination"). Upon that determination, Buyer shall have the right to proceed with the capital expenditure and defer the contingent payment(s) anticipated therewith to the later of (i) the date determined under Buyer's calculation of the required deferral date, or (ii) the date upon which the contingent payment(s) would otherwise be due under the terms hereof. Buyer shall furnish Seller with Buyer's Deferral Determination, together with calculations and assumptions used in making that determination and other information reasonably required by Seller to allow Seller to evaluate Buyer's basis for the Deferral Determination. Should Seller not object, in writing, to the method of Buyer's Deferral Determination within 10 business days following receipt, then Buyer's Deferral Determination shall be binding on the parties. If Seller objects, in writing, to the methods used in Buyer's Deferral Determination with that 10 business day period, then the parties will promptly meet to attempt to negotiate an agreed upon Deferral Determination. If the parties cannot reach agreement within 10 business days thereafter, then Buyer may submit the matter of determining the correct Deferral Determination to binding arbitration to the American Arbitration Association in accordance with its Commercial Arbitration Rules. All arbitration proceedings will be conducted in Denver, Colorado, and the evidentiary hearing on the matter will be held within 30 days following the initiation of the arbitration demand. The Deferral Determination resulting from the arbitrator's award shall be binding on the parties.

     3.  Disclaimer.  The Interests are being sold by Seller AS IS, and Seller
         ----------
hereby expresses or disclaims any and all representations or warranties (other than those representations and warranties expressly set out in Section 5, on which Buyer is entitled to fully rely) with respect to the Interests, or with respect to the assets, liabilities, operations, businesses, and condition, financial or otherwise, of West Shore or Basin. Specifically as a part of, but not in limitation of, the foregoing, Buyer acknowledges that (i) Seller's equity ownership interest in West Shore is limited to the net interest retained by Seller after giving effect to the equity ownership earned or to be earned by Buyer, under the Participation, Ownership and Operating Agreement dated May 2, 1996, as amended, between Seller and Buyer, and (ii) Seller's equity ownership interest in Basin is limited to the net interest retained by Seller after giving effect to the equity ownership earned or to be earned by West Shore and Buyer under the Participation, Ownership and Operating Agreement dated May 2, 1996, as amended, between Seller, West Shore and Buyer. Further, specifically as a part of, but not in limitation of, the foregoing Buyer acknowledges that (other than those representations and warranties expressly set out in Section 5, on which Buyer is entitled to fully rely) Seller has not made, and Seller hereby disclaims, any representation or warranty, express, implied under common law, by statute or otherwise, relating to title to the assets of West Shore or Basin, the condition of any assets or properties of West Shore or Basin (INCLUDING WITHOUT LIMITATION ANY IMPLIED OR EXPRESS

WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), and rights conferred or liabilities created under contracts, agreements or interests of West Shore or Basin.

     4.  Closing.  Subject to the terms and conditions contained in this
         -------
Agreement, the closing of the transactions contemplated herein shall take place on November 21, 1997 (the "Closing Date") at the offices of Buyer in Englewood, Colorado 80112, or on such earlier or later date or at such other place as may be mutually agreed upon by the parties hereto. Time is of the essence in this Agreement, and no party shall have any obligation, express or implied to agree to a later Closing Date unless Closing cannot occur when stated above because that party is in default of its obligations hereunder. At the closing, the following shall occur:

         a.  The Seller shall deliver to the Buyer the following items:

             (i) Executed assignments of the Interests from Seller to Buyer in the form attached hereto as Exhibit 4A.

             (ii) An opinion of counsel from Foster, Swift, Collins and Smith, P.C., counsel for the Seller, in the form attached hereto as Exhibit 4B.

             (iii) Such other documents or instruments as may be required under the terms and provisions of this Agreement.

             (iv) Executed and recordable releases of all remaining liens impacting the Claybanks Unit Wells, the Slocum Well and any other assets of MPC.

         (b) Buyer shall deliver to the Seller the following items:

             (i) Wire transfer(s) of immediately available funds per Seller's instructions in accordance with Section 2(a) above.

             (ii) An opinion of counsel from Barry Spector, counsel for Buyer, in the form of Exhibit 4C.

             (iii) An executed Guaranty in the form of Exhibit 4D hereto, whereby MarkWest Hydrocarbon, Inc. guarantees Buyer's contingent payment and Claybanks Extension funding obligations to Seller hereunder.

             (iv) Such other documents or instruments as may be required under the terms and provisions of this Agreement.

     The Seller and Buyer agree that they will at any time and from time to time after the Closing Date, upon the request of the other, do, execute, acknowledge, and deliver, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be required for the better assigning, transferring, granting, conveying, assuring, and confirming to the other, of any or all of the Interests affected herein.

     5.  Representations and Warranties of the Seller.  As used in this Section
         --------------------------------------------
5, "Knowledge" of Seller of or with respect to any matter means that any of the managers of the Seller or any individual serving the functional equivalent of any such role has actual awareness or knowledge of such matter, without any independent inquiry or investigation. Subject to the foregoing, Seller represents and warrants to Buyer as follows:

         a. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan and is duly qualified to do business in all jurisdictions as are necessary to consummate the transactions contemplated by this Agreement.

         b. Seller has the power to enter into this Agreement and to consummate the transactions contemplated hereby. The making and performance by Seller of this Agreement and the agreements and other instruments required hereunder to be executed by the Seller have been, or on the Closing Date will have been, duly authorized by all necessary action and will not violate any provision of the organizational documents of Seller or violate any provision of any license, permit, loan or other type of agreement to which Seller is or will be subject. Further, the making and performance by Seller of this Agreement and the agreements and other instruments required hereunder to be executed by Seller will not cause the creation or imposition of any lien, charge or encumbrance on any of the Interests or any of the assets of West Shore or Basin.

         c. When executed and delivered, each of this Agreement and the assignments required pursuant to Section 4(a)(i) hereof will constitute legal and binding obligations of Seller and will be valid and enforceable against Seller in accordance with the respective terms hereof and thereof, except that
(i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of parties and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies is subject to the discretion of courts of competent jurisdiction.

         d. The Seller has title to the Interests free and clear of any security interests, mortgages, liens, pledges, charges or encumbrances, or adverse claims, other than those that will be released on or before the Closing Date , and Seller has full right, power and authority to transfer the Interests, and Seller will transfer the Interests to Buyer hereunder, subject to no security interests, mortgages, liens, pledges, charges or encumbrances, or adverse claims of any nature other than the lien of current taxes not yet due and payable. The interest of the Seller being sold hereunder is all of the Interests, including a 40% membership interest in West Shore under the terms of the Participation, Ownership and Operating Agreement of West Shore (the "West Shore Operating Agreement") dated May 2, 1996, as amended, and a 0.8% membership interest in Basin under the terms of the Participation, Ownership and Operating Agreement of Basin (the "Basin Operating Agreement") dated May 2, 1996, as amended.

         e.  Absence of Certain Changes.  Between the date of execution of this
             --------------------------
Agreement and the Closing Date, there will not be, without Buyer's prior written consent:

             (i)   A sale, transfer or other disposition of the Interests;

             (ii) A mortgage, pledge or grant of a lien or security interest in any of the Interests; or

             (iii) A contract or commitment to do any of the foregoing.

         f.  Litigation.  Except as disclosed on Exhibit 15B, there is no
             ----------
action, suit or proceeding pending against Seller which could have a material adverse effect on the value or ownership of the Interests or that could prevent the consummation of the transaction contemplated by this Agreement.

         g.  Consents and Preferential Rights.  Seller does not require or will
             ---------------------------------
obtain by Closing the consent or approval of any third party or of any governmental authority to enter into this Agreement or to consummate the transactions contemplated by this Agreement. Except for Buyer and its affiliates, no person, firm or entity has, or claims any rights, of any nature, to acquire all or any portions of the Interests, including, without limitation, preferential purchase rights, options, reversionary interests, or other rights whether vested, contingent or future interests to acquire any portion or all of the Interests; nor will any such rights exist in any person, firm or entity following Closing.

         h.  Bankruptcy. There are no bankruptcy, reorganization or receivership
             ----------
proceedings pending, being contemplated by, or threatened against Seller, or the owners of Seller.

         i.  Ownership of Seller.  Energy Acquisition Corp. and Michigan
             -------------------
Exploration, Inc., are the sole and exclusive owners of all membership interests and ownership interests of any nature in Seller, and no other person, firm or entity owns any interests in Seller, has any voting rights in Seller or is required to approve or consent to the transactions contemplated herein, nor does any other person, firm or entity own any preferential purchase rights, options to acquire, reversionary interests or other interests to acquire ownership or voting rights of any nature in Seller, whether or not vested, contingent or future interests.

         j.  Accuracy of Representations.  No representations or warranty by
             ---------------------------
Seller in this Agreement or any agreement or document delivered by Seller pursuant to this agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any such representation or warranty, in light of the circumstances under which it was made, not misleading. There is no fact known to Seller that constitutes or could constitute an adverse effect on the operation, value or use of the Interests or any portion of Assets.

     6.  Representations and Warranties of Buyer.  Buyer agrees, represents and
         ---------------------------------------
warrants to Seller as follows:

         a. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to do business in all jurisdictions as are necessary to consummate the transactions contemplated by this Agreement.

         b. Buyer has the power to enter into this Agreement and to consummate the transactions contemplated hereby. The making and performance of this Agreement and the agreements and other instruments required hereunder to be executed by Buyer have been, or on the Closing Date will have been, duly authorized by all necessary action and will not violate any provision of the organizational documents of Buyer or violate any provision of any license, permit, loan or other type of agreement to which Buyer is or will be subject.

         c. When executed and delivered, this Agreement will constitute a legal and binding obligation of Buyer and will be valid and enforceable against Buyer in accordance with the respective terms hereof except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of parties and (ii) the enforceability of any particular provision of this Agreement, under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies is subject to the discretion of courts of competent jurisdiction.

         d. Buyer is acquiring the Interests for its own account for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the United States Securities Act of 1933, as amended.

         e. To the best of Buyer's knowledge, West Shore and Basin have no liabilities or obligations of any kind that are not reflected in the respective financial statements of West Shore and Basin as of September 30, 1997 that have been provided to Seller, except for liabilities incurred in the ordinary course of business since September 30, 1997.

     7.  Pre-Closing Covenants.  The parties agree that the following covenants
         ---------------------
shall be in effect from the period between the execution date hereof and the Closing Date (or the termination of this Agreement as provided in Section 24 below):

         a. Until the Closing Date of this Agreement, the Seller shall not, without the written consent of Buyer, take any action that would cause any of the businesses of West Shore or Basin to be operated in any manner other than the ordinary course of business, recognizing, that Seller is not the manager or operator of either West Shore or Basin.

         b. The Seller shall use its best efforts to preserve the business and goodwill of West Shore and Basin, recognizing that Seller is not the manager or operator of either West Shore or Basin.

         c. Seller will provide such information to Buyer as is reasonably required and requested for Buyer to determine the status of title to the Interests.

     8.  Conditions Precedent to Buyer's Performance.  The obligation of Buyer
         -------------------------------------------
to purchase the Interests under this Agreement is subject to the satisfaction, at or before the Closing Date, of all the conditions set out below in this
Section 8. Buyer may waive any or all of these conditions in whole or in part without prior notice.

         a. Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement shall be true on and as of the Closing Date as though made at that time.

         b. Seller shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

         c. Buyer shall have received certificates dated the Closing Date, signed and verified by Seller, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in paragraphs (a) and (b) of this Section have been fulfilled.

         d. The Seller shall provide to Buyer each of the documents described in Section 4(a).

         e. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened by any third party on or before the Closing Date.

         f. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by a manager of Seller.

         g. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

         h. The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

         i. The Interests shall be free and clear of all security interests, mortgages, liens, claims, charges and encumbrances of any kind, except for the liens, claims, charges, encumbrances of other members under the Operating Agreements

         j. All necessary action shall have been taken by West Shore and Basin and their members and managers for Buyer to be a substituted member of West Shore and Basin with respect to the Interests. No material portion of the assets or properties of West Shore and/or Basin shall (a) have been damaged prior to Closing by a casualty loss, or (b) have been taken in condemnation or if proceedings for such purposes shall be pending.

         k. Seller, MPC and Manistee Gas, L.L.C. shall have agreed in writing to all amounts due specified on Exhibit 2A, and that payment of those adjusted amounts to Buyer under Paragraph 2a. are in full satisfaction and discharge of the amounts stated on Exhibit 2A.

         l. At the Closing, Seller shall have furnished Buyer with a letter in the format of Exhibit 8A from Millennium Energy Fund L.L.C. ("Millennium"), a subsidiary of Williams Energy Services Company ("WESCO") addressed to Buyer confirming that it has the right to require and will require MPC to retain up to $3,000,000 in escrow to fund construction of the Claybanks gathering lines and central production facilities, necessary to connect Claybanks Unit Wells to the Claybanks Extension and necessary to produce those wells into the Claybanks Extension, including, without limitation, all surface and production facilities, and that it undertakes to release these funds for the sole purpose of construction of such facilities.

         m. Seller shall provide Buyer with a recordable, executed release from Michigan Gas Fund I and from all other parties holding any liens, mortgages or encumbrances pertaining to the Interests.

         n. At the Closing, Millenium shall deliver to MPC a ratification of the Processing Agreement (as defined below) in a form acceptable to Buyer.

         o. At Closing, MPC shall have executed an Amendment to the Gas Gathering, Treating and Processing Agreement between MPC and West Shore dated May 2, 1996 (the "Processing Agreement"), in the form of Exhibit 9A.

         p. West Shore Processing Company, MPC and Oceana Exploration Company, L.C. shall have executed amendments to their respective Gas Gathering, Treating and Processing Agreement dated May 2, 1996, in which West Shore would reduce the gas processing proceeds due all producers for Plant Products (as defined in the Processing Agreement) produced from gas delivered into the Claybanks Extension by $23,382.44/month for a term of six (6) years from the date of initial delivery of gas into the Claybanks Extension. Each producer's share of the reduction shall be determined on a monthly basis by multiplying $23,382.44 by a fraction, the numerator of which shall be the volume of NGLs produced from gas delivered into the Claybanks Extension by the producer, and the denominator of which shall be the total volume of NGLs produced from gas delivered into the Claybanks Extension by all producers.

     9.  Conditions Precedent to Seller's Performance.  The obligation of Seller
         --------------------------------------------
to sell and transfer the Interests under this Agreement is subject to the satisfaction, at or before the Closing Date, of all the conditions set out below in this Section 9. Seller may waive any or all of these conditions in whole or in part without prior notice.

         a. Except as otherwise permitted by this Agreement, all representations and warranties by Buyer in this Agreement shall be true on and as of the Closing Date as though made at that time.

         b. Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

         c. Seller shall have received a certificate, dated the Closing Date, signed and verified by Buyer, certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in paragraphs (a) and (b) of this Section have been fulfilled.

         d. Buyer shall provide to the Seller each of the documents described in Section 4(b).

         e. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened by any third party on or before the Closing Date.

         f. The execution and delivery of this Agreement by Buyer, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary action, and Seller shall have received copies of resolutions pertaining to that authorization, certified by an officer of Buyer.

         g. The form and substance of all certificates, instruments, opinions, and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and their counsel.

         h. Any required third parties or governmental authorities shall have given any required approval or consents to the transactions contemplated by this Agreement on or before the Closing Date.

         i. Buyer shall have executed and delivered to West Shore and Basin written consents to be bound by all of the provisions of the West Shore Operating Agreement and the Basin Operating Agreement and to become a member of both West Shore and Basin with respect to the Interests transferred to Buyer hereunder, and all other necessary action shall have been taken by West Shore and Basin and their members and managers for Buyer to be a substituted member of West Shore and Basin with respect to the Interests.

         j. At the Closing, West Shore shall have executed an Amendment to the Processing Agreement in the form of Exhibit 9A hereto.

         k. Buyer, West Shore and Basin shall have agreed in writing to all amounts specified in Exhibit 2A, and that payment of those adjusted amounts are in full satisfaction and discharge of the amount stated on Exhibit 2A.

     10. Impossibility of Performance.  If except as otherwise provided herein,
         ----------------------------
either party shall be prevented from completing the transaction contemplated by this Agreement for any cause beyond its reasonable power and control, the other party may elect to accept partial performance or, in lieu of any other remedy, elect to terminate this Agreement.

     11.  Indemnification, Etc.  Buyer shall, on and after the Closing Date, (a)
          ---------------------
assume and timely pay and perform all duties, obligations and liabilities relating to the ownership and/or operation of the Interests or any asset or operations of West Shore or Basin after the Closing Date, and (b) indemnify and hold Seller, its affiliates and its managers, officers, directors, employees, attorneys, contractors and agents harmless from and against any and all claims, actions, causes of actions, liabilities, damages, losses, costs or expenses ("Claims") of any kind or character arising out of or otherwise relating to (i) the ownership and/or operation of the Interests or any assets or operations of West Shore or Basin to the extent the same accrued or otherwise arose on or after the Closing Date, or (ii) any breach of any of Buyer's warranties or representations contained in Section 6 hereof. Following the Closing Date, the Seller shall indemnify and hold Buyer, its affiliates and its managers, officers, directors, employees, attorneys, contractors and agents harmless from and against any and all Claims of any kind or character arising out of or otherwise relating to any breach of any of Seller's warranties or representations contained in Section 5 hereof.

     12.  Limitation on Seller's Liability.
          --------------------------------

          a. Buyer must notify the Seller in writing within 1 year after the date of Closing of any Claim under Section 11. Seller shall have no liability for any Claim for which it does not receive such a notice during such 1 year period. Further, Buyer must notify the Seller in writing promptly upon receipt by Buyer of notice of any matter which could constitute a claim under Section 11, which notice shall include all information regarding the claim which Buyer has received. Seller shall have no liability for a Claim to the extent Buyer has failed to so promptly notify Seller and as a result, Seller and their counsel have insufficient time to defend and contest such matter or to make a timely response thereto.

          b. Notwithstanding any claim arising from this Agreement, including without limitation, any indemnity claim arising under Section 11 by Buyer against Seller, Buyer hereby expressly waives, releases and discharges any right or power to assert any offset, counterclaim or defense of any type whatsoever to the payment of any consideration under Section 2 hereof, or any other obligation of Buyer under this Agreement to Seller, and Buyer shall be fully obligated to timely and fully pay and perform its indebtedness, liabilities and obligations under this Agreement, and the other agreements of Buyer to Seller notwithstanding any such offset, counterclaim or defense; provided, that the foregoing waiver of offset shall not apply to any claim of indemnification by Buyer relating to a breach of Seller's representations or warranties set forth in Section 5 of this Agreement. Subject to such proviso, Buyer agrees that all such indebtedness, liabilities and obligations of Buyer to Seller shall be absolute and unconditional, and shall not be impaired or modified in any manner by any claim, event or circumstance arising under this Agreement or otherwise.

     13.  Other Provisions Regarding Indemnity.  Any party entitled to be
          ------------------------------------
indemnified under Section 11 (an "Indemnified Party") shall have the right to participate in any proceedings relating to a matter claimed under the indemnities in Section 11, and to be represented by attorneys of its own choosing; however, such representation shall be at the Indemnified Party's own expense if the Indemnified Party selects different counsel of its own choosing. If the Indemnified Party does not elect to contest any such claim, the Indemnified Party shall be bound by the results obtained with respect thereto by the indemnifying party or parties, including any settlement of such claim.

     14.  Additional Agreements and Covenants.  The parties hereto each hereby
          -----------------------------------
agree to the following additional agreements and covenants:

          a. At the closing of the transactions contemplated hereby all rights of way and easements, and options to acquire rights of way and easements, and grants of rights of way and easements, licenses, road-crossing permits, and other authorizations held in the name of MPC and/or Seller, and paid for by Buyer, or its affiliates or any of their predecessors in interest, West Shore and/or Basin, necessary for or in connection with the route of the Claybanks Extension, shall be assigned to Basin at no cost to Basin and free and clear of all liens and encumbrances. For purposes of this Agreement, the term "Claybanks Extension" shall mean a 10-inch diameter pipeline running from Section 30 in Elbridge Township to Section 18 of Otto Township (including Section 22 of Ferry Township), and a 6-inch diameter pipeline continuing to Section 2 of Claybanks Township, all in Oceana County, Michigan or along such other reasonable alternative route approved by the Michigan Public Service Commission ("MPSC") and accepted by Buyer which allows connection of the Claybanks Unit Wells to the West Shore and Basin Facilities.

          b. Within 15 days following the Closing, Buyer shall cause Basin to file an application (the "Application") with the MPSC for authority to construct, own and operate the Claybanks Extension as an "Act 9 Pipeline." Thereafter Buyer shall cause Basin to use reasonable efforts to diligently pursue that application and to expeditiously respond to all requests from the MPSC in connection with that application. Upon the Closing, Seller agrees to thereafter not intervene in the case in which that authorization is sought, and to withdraw any then pending interventions in that case or in any other presently pending cases of Basin before the MPSC; and, upon Closing, Seller agrees to cause MPC to immediately withdraw any interventions filed by MPC in any presently pending cases of Basin before the MPSC and to not intervene in any presently pending cases before the MPSC nor to intervene in the case in which Basin will seek the authorization specified above.

          c. Within 30 days following Basin's receipt of authorization from the MPSC to construct, own and operate the Claybanks Extension as an "Act 9 Pipeline," in form and content reasonably acceptable to Buyer ("MPSC Authorization"), and its receipt of all applicable permits, Buyer shall exercise commercially reasonable efforts to order pipe and thereafter shall commence construction and installation of the Claybanks Extension. It is recognized by all parties to this Agreement that time is of the essence in getting the Claybanks Extension in service. To that end, the parties will meet monthly to discuss the schedule and to cooperate to expedite the schedule. On or before December 31, 1997, Buyer will have completed a tentative plan and schedule for the acquisition of valves and materials, and manufacturing of pipe required for the Claybanks Extension and provide a copy of such tentative plan to Seller. Upon the earlier of (i) the issuance of the MPSC Authorization, (ii) such time as Buyer has determined that it is reasonably likely that MPSC Authorization will be issued, or (iii) at such time as deemed prudent by Buyer to timely permit the installation of the Claybanks Extension, Buyer will commence to acquire the valves and pipe and thereafter diligently use its commercially reasonable efforts to expedite the delivery of that pipe. Buyer shall use commercially reasonable efforts to complete the installation and construction and bring the Claybanks Extension into service within 150 days following the MPSC Authorization, subject to delays occasioned by force majeure which shall toll the 150 day period. As used herein, "force majeure" means any causes or conditions not reasonably within the control of the party affected, and which by the exercise of reasonable diligence could not be avoided or overcome. Those causes and conditions shall include, without limiting the generality of the foregoing, unavoidable delays in obtaining permits and unavoidable delays in acquiring necessary rights of way, easements, and real property occasioned by the need to condemn any of the foregoing; delays due to inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations; frost laws; delays caused by failure to receive equipment in good working condition, material, supplies or machinery; compliance with acts, orders or regulations of any federal, state, or local civilian or military authority, or any person acting in proper capacity therefor, insurrections, wars, rebellion, riots, strikes, lockouts or labor difficulties (even though those strikes or labor difficulties could be settled by acceding to the demand of a labor group or others); accidental disruption or breakdown of equipment, lines, machinery or facilities, provided repairs are performed expeditiously; and delays in the manufacturing and delivery of pipe (even though such delays could be overcome through extraordinary measures or expense). Promptly following the "Decision Date" defined as the earlier of (i) MPSC denial of Act 9 designation for the Claybanks Extension and Buyer's decision not to appeal such decision (Buyer's decision not to appeal such MPSC decision must be made by Buyer within 15 days of such MPSC denial), or (ii) the failure of Buyer to receive a final, non-appealable order granting the MPSC Authorization within 18 months following the date upon which Buyer initially caused the filing for the MPSC Authorization, or (iii) eighteen months and fifteen days following the Closing, the parties shall meet and discuss alternative arrangements for the construction and installation of the Claybanks Extension. Within 30 days after the Decision Date, Buyer shall elect to either
(i) fund and commence the construction and installation of the Claybanks Extension in a form and manner satisfactory to Buyer which provides for completion of the Claybanks Extension within 180 days following the Decision Date, subject to delays occasioned by force majeure as described above, and in a manner which ensures that the Claybanks Unit Wells will be connected and produced into the Claybanks Extension, or (ii) assign to MPC all rights of way, road crossing permits and other applicable permits, licenses and authorizations in their possession required to build the Claybanks Extension as a producer line and Buyer agrees to fund all of the costs as incurred to construct and operate the Claybanks Extension as a producer line. If alternative (ii) is selected by Buyer, Buyer's obligations are subject to (i) MPC's agreement to assign to Basin the Claybanks Extension at such time as Basin obtains MPSC Authorization; and
(ii) MPC's and Buyer's entrance into a Construction and Operating Agreement, Loan Agreement and Promissory Note, in form and substance acceptable to MPC and Buyer, to have West Shore and/or Basin, on behalf of MPC, build the Claybanks Extension as a producer pipeline. The agreements shall provide West Shore and/or Basin with the option to acquire the producer pipeline from MPC in exchange for cancellation of the Promissory Note, and that MPC will not sell, transfer or encumber the Producer Pipeline in any manner.

          d. Seller agrees and shall cause MPC to agree, in writing, that it shall not build, or cause to be built, or participate in the building of the Claybanks Extension, or any portion thereof, as a "Producer Line" or as any other type of pipeline other than as provided in Paragraph 14.c. above, and shall not take any action to cause any duplication of the facilities planned to be installed and constructed by Basin as the Claybanks Extension, nor shall Seller or MPC construct or operate any gas treating and processing facility for the treating and processing of gas dedicated to Basin and/or West Shore other than facilities for the treating or processing of gas for MPC lease fuel purposes or to meet gas specifications under the Processing Agreement, which facilities shall include MPC's proposed Claybanks Central Production Facility and Gas Plant/Fuel Scrubber facility. The foregoing obligations of MPC shall be subject to Buyer being in full compliance with the terms of this Agreement, including, but not limited to, the firm capacity agreements described in Paragraph 14.g. of this Agreement.

          e. MEC shall cause MPC to install and construct all surface and production facilities necessary to connect its wells, described on Exhibit 14B ("Claybank Unit Wells"), to the Claybanks Extension and necessary to produce those wells into the Claybanks Extension. MEC will require MPC to cause those facilities to be installed and operational by the date upon which the Claybanks Extension has been completed.

          f. At the closing of the transactions contemplated by this Agreement, all rights of way and easements, and options to acquire rights of way and easements owned by Basin, West Shore, or Buyer, or its affiliates, and which are necessary for or are in connection with the installation of lateral pipelines to connect MPC's wells to the Claybanks Extension shall be assigned by Buyer, West Shore, Basin or any such affiliates, as is applicable, to MPC in exchange for the $132,500 adjustment to the purchase price hereunder set forth on Exhibit 2A hereto, which shall be deemed to be all costs and expenses incurred by MarkWest in obtaining those rights of way and easements.

          g. At the Closing of the transactions contemplated by the Agreement, Buyer shall cause Basin and West Shore to make the following written confirmations to MPC. Basin shall expressly ratify in favor of MPC a firm transportation capacity of 20 Mmcf per day (measured at the receipt points into the facilities of Basin), subject to conditions of force majeure and other conditions specified in the Gas Gathering, Treating and Processing Agreement between MPC and West Shore dated May 2, 1996 (the "Processing Agreement"), as supplemented by that certain Letter Agreement dated May 2, 1996 by and among Buyer, Seller and MPC (the "Letter Agreement"), and West Shore shall, subject to conditions of force majeure and other conditions specified in the Processing Agreement and Letter Agreement, provide or cause to be provided firm treating capacity to MPC for the portion of that gas redelivered by Basin and remaining after transportation, and West Shore shall provide or cause to be provide firm gas processing capacity for the portion of that gas remaining after treating.

          h. At the Closing, Buyer agrees and shall cause its affiliates, including West Shore and Basin, to agree that neither Seller nor its affiliates (including MPC) shall have any obligation to reimburse Buyer or any of its affiliates for any of the cost of the Claybanks Extension nor any transportation surcharge which may be incorporated in the Processing Agreement.

          i. Until the earlier to occur of December 31, 2017, or such time as Buyer has made all possible contingent payments to Seller under Section 2 of this Agreement, Buyer shall cause West Shore and Basin to deliver the following reports and items to Seller: Monthly Receipt Point gas volume summary reports for each well for which gas is being processed by the Basin and/or West Shore Facilities, to be delivered for each calendar month within 30 days following the end of such calendar month.

          j. Until the earlier to occur of December 31, 2017, or such time as Buyer has made all possible contingent payments to Seller under Section 2 of this Agreement, Buyer shall cause West shore and Basin to afford the following audit rights to Seller with respect only to the matters specified in i., above:

     Seller may, upon written notice to West Shore or Basin, cause an audit to be performed with respect only to the Receipt Point gas volume reports delivered under i., above. That audit shall be performed at a time agreed upon by West Shore or Basin, as applicable, and Seller, (or in the absence of an agreement, commencing within sixty (60) days after that written notice); provided, however, that in any event there shall be (i) no audits conducted more frequently than once each twelve (12) months; (ii) no audit may cover a period greater than twenty-four (24) consecutive months; (iii) no audit may cover a period that has been subject to a prior audit,; and (iv) no audit may cover any time periods more than twenty-four (24) months preceding the date of the notice for the audit. The costs and expenses incurred by any auditor conducting an audit shall not be charged to West Shore or Basin (as applicable), but shall be borne and paid by Seller. After a period of two (2) years all statements and records which have not been subject to an audit shall be deemed correct.

          k.  Personnel Matters.  From the date of execution, and after Closing,
              -----------------
if Closing occurs, Seller agrees, for itself and for its affiliates, that it will not (and will cause MPC and its other affiliates to not) solicit, directly or indirectly, any employees of Buyer, or of any affiliates of Buyer, for employment by Seller or any affiliates of Seller.

          l. From the date hereof until Closing, without first obtaining the consent of Buyer, Seller will not:

              (a)  waive any right of material value relating to the Interests;

              (b) convey, encumber, mortgage, pledge or dispose of any of the Interests, or grant any rights or options to acquire any ownership or rights of any nature in the Interests; or

              (c) contract or commit itself to do any of the foregoing, or negotiate or solicit, directly or indirectly, with any other person, firm or entity to do any of the foregoing.

     15.  Dismissal of Actions, Mutual Releases and Arbitration.
          -----------------------------------------------------

          a. At Closing, Buyer, by its counsel of record in the actions listed on Exhibit 15A, shall execute and within five business days of the Closing Date, file motions or notices to dismiss said actions with prejudice, all parties to bear their own costs and attorneys' fees. Such dismissals shall be filed by Buyer on its own behalf and, as applicable, on behalf of MarkWest Michigan, Inc., West Shore and Basin. At Closing, Seller, by its counsel of record in the actions listed in Exhibit 15B, shall execute and within 5 business days of Closing, file motions or notices to dismiss said actions with prejudice, all parties to bear their own costs and attorneys' fees. Such dismissals shall be filed by Seller on its own behalf, and as applicable, on behalf of MPC, Energy Acquisition Corp., Michigan Exploration, Inc. and Dwain Immel. Any motion or notice to dismiss filed pursuant to this section shall not be opposed by the adverse party or parties in the respective actions, nor shall any party attempt or purport to preserve any rights or claims as part of any action so dismissed. No party hereto, by the execution of this Agreement, admits liability with regard to any claim or allegation made in the actions described in Exhibits 15A and 15B or covered by this Agreement. The parties to this Agreement expressly covenant each with the other never to institute or participate as a party in any suit or action, at law or in equity, against any other by reason of any claim, demand, action or cause of action released by this Agreement or described in Exhibits 15A and 15B to this Agreement. This covenant is contractual, and not a mere recital, and shall survive the closing of this Agreement. The parties expressly warrant that they have not sold, assigned, granted or transferred to any other person, corporate or natural, any claim, action, demand or cause of action encompassed by, or dismissed pursuant to, this Agreement. This Agreement shall be deemed breached, and a cause of action accrued thereon, immediately upon breach of the covenant or warranty contained in this section. In any such action, this Agreement may be pleaded as a defense, or by way of counterclaim or cross-claim. Unconditionally, immediately and on demand, the party in breach of this section shall hold and save harmless the other party from and against any and all actions, causes of action, claims, demands, counterclaims, liabilities, losses, damages and expenses, including costs and attorneys' fees, that may be sustained or incurred by reason of any breach of this section.

          b. Effective upon the Closing Date, all of the parties hereto on behalf of themselves, their heirs, executors, personal representatives, assigns, officers, directors, employees, agents, and anyone acting on behalf of, by, or through them, release each of the other parties hereto, their heirs, executors, personal representatives, assigns, officers, managers, directors, employees, agents, and anyone acting on behalf of, by, or through them, of and from any and all liability, debts, obligations, claims or demands of any nature or kind whatsoever (whether known or unknown) accruing at any time up to and including the Closing Date; provided, that the foregoing release shall not apply to any liabilities or obligations otherwise provided for under the terms and provisions of this Agreement and the Exhibits hereto.

     16.  Brokers.  Buyer and the Seller represent and warrant to each other
          -------
that all of their negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly, without the intervention of any other person, so as not to give rise to any valid claim against any party hereto for a finder's fee, brokerage commission or other like payment.

     17.  Nature and Survival of Representations.  All representations and
          --------------------------------------
warranties, made by the parties in this Agreement or pursuant hereto shall be deemed also to have been made as of the Closing Date (unless they specifically relate to an earlier date) and shall then be true and correct in all material respects except insofar as waived or consented to in writing by the party to whom made, and (except as otherwise specifically indicated herein) shall survive the Closing Date for a period of 1 year following the Closing Date, at which time the same shall terminate, except those for which a claim has been asserted within that 1-year period.

     18.  Expenses.  Except as otherwise expressly provided herein, each of the
          --------
parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     19.  Notices.  All notices, requests, demands and other communications
          -------
hereunder shall be in writing, and shall be delivered by hand, by facsimile, or by certified or registered mail, postage prepaid. Any such notice shall be deemed given upon its receipt at the following addresses or facsimile numbers (provided, that a party may change its address or facsimile number hereunder by notice to the other parties in accordance with the terms hereof):

          If to Buyer:        155 Inverness Drive West, Suite 200
                              Englewood, Colorado 80112
                              Facsimile No. (303) 290-8769

          If to Seller:       c/o Michigan Energy Company, L.L.C.
                              1801 Broadway, Suite 1050
                              Denver, Colorado 80202
                              Facsimile No. (303) 298-1141

     20.  Headings.  The subject headings of the sections of this Agreement are
          --------
included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     21.  Benefits and Assignment.  The provisions of this Agreement shall be
          -----------------------
binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, but may not be assigned by any of the parties hereto without the consent of the other parties hereto. The parties agree that there are no intended third party beneficiaries of this Agreement.

     22.  Remedies.  The parties agree that, in relation to any breach, default
          --------
or nonperformance of any representation, warranty, covenant or agreement made or entered into by any party hereto pursuant to this Agreement or any certificate or document delivered pursuant hereto, the only relief and remedy available to the other party hereto with respect to said breach, default, or nonperformance shall be (i) termination, but only if said termination is expressly permitted under the provisions of Section 24, and/or, (ii) damages, but only to the extent properly claimable hereunder and as limited pursuant to this Section 22, (iii) in the event of a default on the part of Seller, Buyer shall, in addition to the other remedies specified herein, have the right to have this Agreement specifically enforced, and/or (iv) in the event of a default on the part of the

Buyer, Seller shall, in addition to other remedies specified herein, have the right to have this Agreement specifically enforced. The parties agree that in any action for damages arising from this agreement, the recovery shall be limited to actual damages, and each party agrees to waive any right to recovery for any consequential, incidental, punitive or exemplary damages. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it is consummated at the closing contemplated hereby, each of the parties waives any rights that it or they may have to rescind this Agreement or the transaction consummated pursuant to it; provided, however, that this waiver shall not affect any other rights or remedies available to the parties under this Agreement.

     23.  Costs.  If any legal action or other proceeding is brought for the
          -----
enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     24.  Termination. This Agreement may be terminated at any time prior to
          -----------
Closing:

          a.  By the mutual written agreement of Seller and Buyer; or,

          b. By either Seller or Buyer if the consummation of the transactions contemplated herein would violate any nonappealable final order, decree or judgment of any governmental entity having appropriate jurisdiction enjoining or awarding substantial damages in connection with the consummation of the transactions contemplated herein; or,

          c. By Buyer if its Conditions Precedent under Section 8, above have not been satisfied by Closing, unless waived, in writing by Buyer; or,

          d. By Seller if its Conditions Precedent under Section 9, above have not been satisfied by Closing, unless waived, in writing by Seller; or,

          e. By the non-defaulting party if the other party materially defaults in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement

Upon the occurrence of any of the events specified in b., through e., above, the party seeking termination may on or before the Closing Date give notice of termination of this Agreement, in the manner provided in Section 19; provided, no party may give notice of termination if that party is then in default of the timely performance of any of its warranties, covenants, or agreements under this Agreement. The notice shall specify with particularity the default or defaults, or other occurrences specified above, on which the notice is based. The termination shall be effective immediately upon delivery. Following termination, this Agreement shall become void and of no further force and effect, except for the provisions of Sections 18 and 25 which will survive such termination; provided, that except as otherwise specifically provided herein, the foregoing shall not relieve any party for liability for damages incurred as a result of any breach hereof (to the extent permitted by Section 22).

     25.  Confidentiality and Publicity.  Until the Closing, each party hereto
          -----------------------------
agrees that it shall keep the terms and provisions of this Agreement and the negotiations related hereto confidential and that it shall not disclose any terms, provisions or negotiations to any third party without the prior written consent of each party hereto, except (i) as such disclosure may be required by law or the order, rule or regulations of any court or governmental agency or authority, including, without limitation, the Securities and Exchange Commission, and (ii) as such disclosure may be reasonably required in connection with any proposed merger, asset sale, share exchange or any other reorganization of any party hereto. Until the Closing, all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Seller. Until the Closing, none of the parties shall act unilaterally in this regard without the prior written approval of the others; however, this approval shall not be unreasonably withheld. The parties agree that disclosure of the terms of this Agreement to Williams Energy Services Company, Millennium and Michigan Gas Fund I is hereby authorized.

     26.  Choice of Law.  This Agreement shall be construed under and in
          -------------
accordance with the laws of the State of Michigan.

     27.  Entire Agreement.  As to the subject matter of this Agreement, there
          ----------------
are no oral agreements or understandings which limit, expand or otherwise pertain to these matters. This Agreement is intended to be a full and final statement of the rights and obligations of the parties hereto and shall supersede all previous letters of intent or other agreements between the parties hereto, including without limitation, any term sheets relating to the transactions contemplated hereby. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     28.  Counterparts.  This Agreement may be executed simultaneously in one or
          ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

SELLER:
MICHIGAN ENERGY COMPANY, L.L.C.



By: /s/ Dwain Immel
    -----------------------
Name:   Dwain Immel
      ---------------------
Title:  Manager
       --------------------

BUYER:
MARKWEST MICHIGAN, INC.


By: /s/ Arthur J. Denney
Name:   Arthur J. Denney
Title:  Sr. Vice President

                               TABLE OF EXHIBITS

Item                                                                     Exhibit
----                                                                     -------

Identification of "Other Company" (not included in this filing)                A

Adjustments to Initial Cash Payment (not included in this filing)             2A

Form of Assignments                                                           4A

Opinion of Seller's' Counsel                                                  4B

Opinion of Buyer's Counsel                                                    4C

Guaranty                                                                      4D

Millennium Letter (not included in this filing)                               8A

Amendment to Processing Agreement                                             9A

Claybanks Unit Wells                                                         14B

Actions to be Dismissed by Buyer                                             15A

Actions to be Dismissed by Seller                                            15B

                                  EXHIBIT 4A
                        To Purchase and Sale Agreement
                                by and between
                        MICHIGAN ENERGY COMPANY, Seller
                                      and
                        MARKWEST MICHIGAN, INC.,  Buyer

                                  ASSIGNMENT


KNOW ALL MEN BY THESE PRESENTS:

THIS ASSIGNMENT (referred to hereinafter as "Assignment"), effective as of November 1, 1997, at 7:00 a.m., Eastern Time ("Effective Time"), from MICHIGAN ENERGY COMPANY, L.L.C., (referred to hereinafter as "Assignor"), to MARKWEST MICHIGAN, INC.,, 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112, (referred to hereinafter as "Assignee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     FOR Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby GRANTS, SELLS, TRANSFERS, BARGAINS, CONVEYS and ASSIGNS to Assignee the following (collectively called the "Interests"):

     A. All of Assignor's Membership Interests, Ownership Interests and Sharing Ratios in West Shore Processing Company, LLC (West Shore) and in Basin Pipeline L.L.C. (Basin), as those terms are described, respectively in that certain Participation, Ownership and Operating Agreement for West Shore Processing Company, LLC, dated May 2, 1996, as amended (the "West Shore Operating Agreement"), including, without limitation, all such Membership Interests, Ownership Interests and Sharing Ratios now owned by Assignor and all rights to acquire additional such interests after the date hereof; specifically including, without limitation, all Membership and Ownership Interests in West Shore and Basin, including, without limitation not less than a 40% Ownership Interest in West Shore and Assignor's 0.8% Membership Interest in Basin;

     B. Together with all rights and interests of Assignor in and to the West Shore Operating Agreement and in and to that certain Second Amended and Restated Operating Agreement for Basin Pipeline L.L.C., dated May 2, 1996 ("Basin Operating Agreement"), now existing or arising after the date hereof.

     TO HAVE AND TO HOLD the Interests forever subject to the following terms and conditions:

     1.  Observance of Laws.  This Assignment is subject to all applicable laws,
         ------------------
ordinances, rules, and regulations affecting the Interests.

     2.  Successors and Assigns.  The terms, covenants, and conditions hereof
         ----------------------
bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     3.  Authority.  Assignor represents that (i) it has the full authority to
         ---------
execute this Assignment, (ii) this Assignment is enforceable in accordance with its terms.

     4.  Further Assurances.  The parties agree to execute any and all other
         ------------------
instruments reasonably required to effectuate and consummate the transactions between them as contemplated by this Assignment.

     5.  Purchase and Sale Agreement.  This Assignment is made in accordance
         ---------------------------
with and is subject to the terms, covenants and conditions contained in that certain PURCHASE AND SALE AGREEMENT dated November 21, 1997, by and between Assignor and Assignee ("Purchase and Sale Agreement"), and the terms, covenants and conditions contained in the Purchase and Sale Agreement are incorporated herein by reference as though said terms, covenants and conditions were fully set forth verbatim herein, which terms and conditions shall expressly survive the execution and delivery of this Assignment. If there is a conflict between the provisions of the Purchase and Sale Agreement and this Assignment, the provisions of the Purchase and Sale Agreement shall control the rights and obligations of the parties.

     6.  Assumption of Obligations.  Assignee hereby assumes all of the
         -------------------------
obligations, liabilities, debts, costs, expenses, liens, encumbrances, demands, claims, actions, losses and damages of any kind whatsoever arising under or affecting the Interests after the Effective Time, including without limitation, all obligations of Assignor, arising after the Effective Time, under the West Shore Operating Agreement and the Basin Operating Agreement.

     7.  Warranty Of Title.  Assignor warrants and shall defend title to the
         -----------------
Interest conveyed to Assignee against every person whomsoever lawfully claiming the Interests or any part thereof.


     EXECUTED this 21st day of November, 1997, but effective for all purposes as of the Effective Time.

ASSIGNOR:
MICHIGAN ENERGY COMPANY, L.L.C.


By: /s/ Dwain Immel
    --------------------

Title:  Manager

ASSIGNEE:
MARKWEST MICHIGAN, INC.


By: /s/ Arthur J. Denney
    --------------------

Title:  Senior Vice President



THE STATE OF COLORADO    )
                         )
COUNTY OF ARAPAHOE       )

     The foregoing instrument was acknowledged before me this 21st day of November, 1997, by Dwain Immel, the Manager of MICHIGAN ENERGY COMPANY, L.L.C.

     Witness my Hand and Official Seal.
     My Commission expires: 8/31/99


                                    /s/ Linda E. Whatley
                                    ----------------------------
                                    Notary Public


THE STATE OF COLORADO    )
                         )
COUNTY OF ARAPAHOE       )

The foregoing instrument was acknowledged before me this 21st day of November, 1997, by Arthur J. Denney, the Senior Vice President of MARKWEST MICHIGAN, INC.

     Witness my Hand and Official Seal.
     My Commission expires:  8/31/99


                                    /s/ Linda E. Whatley
                                    -----------------------------
                                    Notary Public

                                  EXHIBIT 4B
                        To Purchase and Sale Agreement
                                by and between
                        MICHIGAN ENERGY COMPANY, Seller
                                      and
                        MARKWEST MICHIGAN, INC.,  Buyer


                              OPINION OF COUNSEL
                              ------------------


To: MARKWEST MICHIGAN, INC.


Gentlemen:

This opinion is delivered to you pursuant to that certain Purchase and Sale Agreement by and between MICHIGAN ENERGY COMPANY, L.L.C. (MEC), a Michigan limited liability company ("Seller") and MARKWEST MICHIGAN, INC., a Colorado corporation ("Buyer") dated the 21st day of November, 1997 (the "Agreement"). Capitalized terms not otherwise defined have the same meanings as set forth in the Agreement.

As counsel for Michigan Energy Company, L.L.C., I have made such legal and factual examinations as I have deemed necessary and proper in rendering the opinions herein expressed, and I have examined, among other things, the materials listed below:

(a)  The Articles of Organization and Operating Agreement  of MEC as amended;

(b) Advice from the Michigan Secretary of State as to the good standing of MEC in Michigan:

(c) Certified copies of resolutions adopted by the Managers and/or Members of MEC in connection with the Agreement and certain related matters; and

(d)  An executed copy of the Agreement.

Based upon the foregoing and having regard to the legal considerations which I deem relevant, it is my opinion that:

1. MEC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Michigan, having all requisite power and authority to own and lease the Interests. MEC is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the Interests are located;

2. MEC has all requisite power and authority to execute and deliver the Agreement, to consummate the transactions contemplated therein and to perform all of the terms and conditions to be performed by it as provided for in the Agreement. The execution and delivery of the Agreement by MEC, the performance by MEC of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated therein have been duly authorized and approved by all necessary action. The Agreement has been duly executed and delivered by MEC and constitutes the valid and binding obligation of MEC, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

3. The execution and delivery of the Agreement and the consummation of the transaction contemplated therein will not conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the Articles of Organization and Operating Agreement of MEC;

4. Energy Acquisition Corp. and Michigan Exploration, Inc., are the sole and exclusive owners of all membership interests and ownership interests of any nature in MEC, and no other person, firm or entity owns any interests in MEC, has any voting rights in MEC or is required to approve or consent to the transactions contemplated by the Agreement; nor does any other person, firm or entity own any preferential purchase rights, options to acquire, reversionary interests or other interests to acquire ownership or voting rights of any nature in Seller, whether or not vested, contingent or future interests.

5. The execution and delivery of the Agreement and the consummation of the transaction contemplated therein will not violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon MEC (assuming receipt of all consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfers of title), and MEC has Defensible Title to the Interests, free and clear of liens, encumbrances and adverse claims of every nature, including, without limitation, preferential purchase rights, rights to acquire any portion or all of the Interests, whether vested, contingent or future, or options to acquire, at any time, any portion or all of the Interests; and

6. All necessary company action has been taken by MEC to authorize the execution and delivery of the Agreement and the performance by MEC of its obligations thereunder.

In rendering this opinion, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted as certified, photostatic or otherwise identified as copies. I also have obtained and relied upon such certificates as to factual matters and other assurances from public officials and officers of MEC as I considered necessary for the purpose of rendering this opinion. With respect to the good standing of MEC I have relied solely on the advice of the Secretary of State of Michigan.

The foregoing opinion is limited to the laws of the State of Michigan and the federal laws of the United States of America, and I express no opinion as to the applicability or the effect of the laws of any other jurisdiction.

This opinion is rendered solely for the benefit of the entity to which this opinion is addressed in connection with the Agreement and the transactions contemplated thereby, and may not be relied upon for any other purpose, nor may it be furnished to, used, circulated, quoted or referred to by any other person or entity without my prior written consent.

                              Sincerely,


                              Name: /s/ Foster, Swift, Collins & Smith, P.C.
                                   -----------------------------------------
                              Counsel For:
                              Date:  November 21, 1997

                                  EXHIBIT 4C                               DRAFT
                        To Purchase and Sale Agreement
                                by and between
                        MICHIGAN ENERGY COMPANY, Seller
                                      and
                        MARKWEST MICHIGAN, INC., Buyer

                              OPINION OF COUNSEL

To:  MICHIGAN ENERGY COMPANY

Gentlemen:

This opinion is delivered to you pursuant to that certain Purchase and Sale Agreement by and between MICHIGAN ENERGY COMPANY, L.L.C., a Michigan limited liability company ("Seller"), and MARKWEST MICHIGAN, INC., a Colorado corporation ("Buyer") dated the 21st day of November, 1997 (the "Agreement"). Capitalized terms not otherwise defined have the same meanings as set forth in the Agreement.

As counsel for MarkWest Michigan, Inc., and MarkWest Hydrocarbons, Inc., a Colorado corporation that is the 100% owner (direct or indirect) of Buyer (herein referred to as "Guarantor"), I have made such legal and factual examinations as I have deemed necessary and proper in rendering the opinions herein expressed, and I have examined, among other things, the materials listed below:

(a) The Articles of Incorporation and Bylaws of Buyer and Guarantor, as amended;

(b) Advice from the Colorado Secretary of State as to the good standing of Buyer and Guarantor in Colorado and advice from the Michigan Secretary of State as to the good standing of Buyer in Michigan;

(c) Certified copies of resolutions adopted by the directors of Buyer and Guarantor in connection with the Agreement and certain related matters;

(d)  An executed copy of the Agreement; and

(e) An executed copy of the Guaranty (the "Guaranty") of even date with the Agreement executed by Guarantor in favor of Seller guaranteeing all of Buyer's obligations under the Agreement.

Based upon the foregoing and having regard to the legal considerations which I deem relevant, it is my opinion that:

1. Buyer and Guarantor are each corporations duly organized, validly existing and in good standing under the Laws of the State of Colorado. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in Michigan;

2. Buyer has all requisite corporate power and authority to execute and deliver the Agreement, to consummate the transactions contemplated therein and to perform all of the terms and conditions to be performed by it as provided for in the Agreement. The execution and delivery of the Agreement by Buyer, the performance by Buyer of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated therein have been duly authorized and approved by all necessary corporate action. The Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

3. Guarantor has all requisite corporate power and authority to execute and deliver the Guaranty, to consummate the transactions contemplated therein and to perform all of the terms and conditions to be performed by it as provided for in the Guaranty. The execution and delivery of the Guaranty by Guarantor, the performance by Guarantor of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated therein have been duly authorized and approved by all necessary corporate action. The Guaranty has been duly executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

4. The execution and delivery of the Agreement and the consummation of the transactions contemplated therein will not conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer.

5. The execution and delivery of the Guaranty and the consummation of the transactions contemplated therein will not conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Guarantor.

6. The execution and delivery of the Agreement and the consummation of the transaction contemplated therein will not violate any provisions of or require any filing, consent or approval under any Law applicable to or binding upon Buyer (assuming receipt of all consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfers of title).

7. The execution and delivery of the Guaranty and the consummation of the transaction contemplated therein will not violate any provisions of or require any filing, consent or approval under any Law applicable to or binding upon Guarantor.

In rendering this opinion, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted as certified, photostatic or otherwise identified as copies. I also have obtained and relied upon such certificates as to factual matters and other assurances from public officials and officers of Buyer and Guarantor as I considered necessary for the purpose of rendering this opinion. With respect to the good standing of Buyer and Guarantor I have relied solely on the advice of the Secretary of State of Colorado and the Secretary of State of Michigan.

The foregoing opinion is limited to the laws of the State of Michigan and the State of Colorado and the federal laws of the United States of America, and I express no opinion as to the applicability or the effect of the laws of any other jurisdiction.

This opinion is rendered solely for the benefit of the entity to which this opinion is addressed in connection with the Agreement and the Guaranty and the transactions contemplated thereby, and may not be relied upon for any other purpose, nor may it be furnished to, used, circulated, quoted or referred to by any other person or entity without my prior written consent.

                                            Sincerely,



                                            Name:  /s/ Barry Spector
                                                  ------------------------------
                                            Counsel For:________________________
                                            Date:  November 21, 1997

                                  EXHIBIT 4D

                                   GUARANTY
                                   --------

     This Guaranty is dated November 21, 1997, from MarkWest Hydrocarbon, Inc., a Delaware corporation ("Guarantor"), to Michigan Energy Company, L.L.C., a Michigan limited liability company ("MEC").

                                  WITNESSETH:
                                  ----------

     WHEREAS, MarkWest Michigan, Inc., a Colorado corporation ("MarkWest Michigan"), wholly owned by Guarantor (directly or indirectly), has entered into a Purchase and Sale Agreement dated November 21, 1997 (said Purchase and Sale Agreement and Exhibits thereto herein collectively called the "Agreement") with MEC providing for MEC's sale and MarkWest Michigan's purchase of certain limited liability company membership interests in West Shore Processing Company, L.L.C. ("West Shore") and Basin Pipeline, L.L.C. ("Basin"), all as more specifically set forth in the Agreement; and

     WHEREAS, Guarantor expects to benefit from the transactions contemplated by the Agreement; and

     WHEREAS, MEC, as a condition to its agreement to enter into the Agreement and to consummate the transactions contemplated thereby, has required that the Guarantor guarantee the performance by MarkWest Michigan of its contingent payment and its Claybanks Extension funding obligations under the terms and provisions of the Agreement and the documents to be executed pursuant thereto;

     NOW, THEREFORE, in consideration of the premises and to induce MEC to enter into the Agreement, and to consummate the transactions contemplated thereby, Guarantor hereby covenants and agrees with MEC as follows:

     1. Guarantor hereby absolutely and irrevocably guarantees to MEC the payment of contingent payment obligations of MarkWest Michigan pursuant to
Section 2 of the Agreement and all of MarkWest Michigan's Claybanks Extension funding obligations under Section 2e. of the Agreement.

     2. This Guaranty is a guarantee of payment and performance and shall not be construed to be limited to a guarantee of collection. MEC agrees that upon a failure of MarkWest Michigan to make any payment or to perform any act, or to refrain from performing any act, required under Section 2 of the Agreement, MEC shall notify MarkWest Michigan in writing of such matters with a copy to Guarantor. Guarantor agrees that if MarkWest Michigan has not completely cured or otherwise satisfied the obligations described in such notice within ten days after the date of such notice, then immediately upon written demand by MEC, Guarantor shall pay MEC the full amount of, and do and perform each of, such obligations, as if such obligations constituted the direct and primary obligation of Guarantor. MEC shall not be required to exhaust any remedies it may otherwise have against MarkWest Michigan before proceeding against Guarantor hereunder. Guarantor shall have the right to assert as defenses to its obligations hereunder all defenses or setoffs which would have been available to MarkWest Michigan, Inc., other than those relating to bankruptcy or insolvency of MarkWest Michigan, Inc.

     3. Any notice, demand or request by MEC to Guarantor shall be in writing, and shall be deemed to have been duly given or made if either delivered personally to Guarantor or mailed by certified mail or registered mail addressed to Guarantor at: 155 Inverness Drive West, Suite 200, Englewood, Colorado
80112.

     4. This Guaranty and the obligations of Guarantor hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

     IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

                                            MARKWEST HYDROCARBON, INC.



                                            By:    /s/ Arthur Denney
                                                --------------------------------
                                            Title:  Vice President
                                                   -----------------------------

                                  EXHIBIT 9A

AMENDMENT TO GAS GATHERING, TREATING AND PROCESSING AGREEMENT

     THIS AMENDMENT TO GAS GATHERING, TREATING AND PROCESSING AGREEMENT ("AMENDMENT") is made and entered into this 21st day of November, 1997, by and between MICHIGAN PRODUCTION COMPANY, L.L.C., hereinafter referred to as "Producer", and WEST SHORE PROCESSING COMPANY, LLC., hereinafter referred to as "Processor".

RECITALS:

     A. Producer and Processor entered into that certain Gas Gathering, Treating and Processing Agreement dated May 2, 1996 (the "Agreement").

     B. The parties desire to amend the Agreement to more clearly provided procedures for billing and payment obligations contained therein.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

     1.  Article VIII, Statements and Payments, of the Agreement shall be
                       -----------------------
amended by deleting it in its entirety and replaced by the following revised
Article VIII, Statements and Payment:
              ----------------------

                                 ARTICLE VIII
                            STATEMENTS AND PAYMENTS
                            -----------------------

     8.1 Processor shall, on or about the 15th day following each Accounting Period, submit an invoice to Producer indicating the volume of gas received during the Accounting Period, together with the amount of fees due hereunder. Producer shall pay Processor the full invoiced amount by the later of (i) the 25th day of the Accounting Period following the Accounting Period for which the invoice was submitted, or (ii) ten (10) days following receipt of Processor's invoice. All payments shall be made in the form of immediately available funds directed to a bank account designated by Processor on the invoice.

     8.2 Processor shall, on or about the 15th day following each Accounting Period, provide Producer with a statement indicating the total amount of Plant Products and Pipeline Drip received during the Accounting Period attributable to Producer's Gas delivered hereunder and the amount due Producer for its share of such Plant Products and Pipeline Drip. Processor shall make payment for Producer's share of the net proceeds attributable to Producer's allocated Plant Products and Pipeline Drip by the later of (i) the 25th day of the Accounting Period following the Accounting Period for which Processor's statement was submitted, or (ii) ten (10) days following the date of Processor's statement..

     8.3 On or before the 30th day following each Accounting Period, Processor shall furnish Producer with a report indicating the 8/8s Volume of Producer's Gas in both MMBTUS and MCFs attributable to Producer's Gas, the Plant allocation of fuel and remaining residue gas, and such other information as Producer deems necessary to provide in its reasonable discretion. The foregoing report shall include, but not be limited to, Receipt Point inlet summaries, third party measurement Receipt Point statements, NGL plant balancing statement, NGL plant fuel heating value, Shell 23 (or other third party treating plant) and NGL plant balancing statement, an allocation report, and a West Shore monthly summary.

     8.4 The statements rendered pursuant to this Agreement shall be denominated in U.S. Dollars ($U.S.), and all payments shall be made in $U.S.


     8.5 Should Producer fail to pay any undisputed amount of any statement rendered by Processor when such amount is due, a late payment charge equal to the rate of 1.5% per month, shall be added to the statement, and Processor in its sole discretion may after 10 days prior written notice suspend further receipts of gas without liability to Producer until the undisputed amount is paid. Additionally, should Producer, at any time, be delinquent in the payment of its fees under 8.1, above, then Processor, at its option, shall have the right, in addition to all other rights and remedies of Processor hereunder, at law or in equity, to set off from amounts due Producer for its share of allocated Plant Products and Pipeline Drip, all delinquent fees hereunder. The set off of fees owed by Producer to Processor, hereunder, from the Net Sales Price for Plant Products and Pipeline Drip attributable to Producer's gas shall not relieve Producer of any liability to Processor for those fees, and should the full amount of those fees not be recovered from such set off, then Producer shall remain fully responsible for those delinquent fees.

     8.6 Processor shall not be required to commence receiving Producer's Gas hereunder or to continue to receive Producer's Gas under this Agreement if Producer is or has become insolvent and is not paying its invoices hereunder to Processor, or if Producer, when requested by Processor to demonstrate credit worthiness, fails to do so pursuant to Processor's reasonable requirements provided, however, that Processor will receive Producer's Gas hereunder if
--------  -------
Producer deposits with Processor and maintains, on prepaid account, an amount equal to amounts which would be due for one month's service of treating and transportation fees, based on the previous calendar month's volumes and related treating and transportation fees; or furnishes, within fifteen days (15), good and sufficient security, as reasonably determined by Processor, of a continuing nature and in an amount equal to such amounts which would be due. Producer shall be deemed to be creditworthy if it has made prepaid account deposit each month over a six consecutive month period, provided, however, that if such Producer has a late payment in any subsequent month, it is no longer creditworthy and must again comply with the foregoing.

     8.7 Either party, upon thirty (30) days prior written notice, shall have the right, at reasonable times during business hours but no more frequently than once each calendar year, at its expense, to examine the books and records of the other party to the extent necessary to audit and verify the accuracy of any statement, charge or computation made under or pursuant to this Agreement. The scope of such audit shall be limited to the twenty-four (24) month period prior to the month in which such audit commences; provided, no audit may include any time period subject to a prior audit hereunder and no audit may occur more frequently than once each six (6) months. All statements, allocations, measurements and payments made in any period prior to the twenty-four (24) months preceding such month shall be conclusively deemed true and correct. The party conducting the audit shall have six (6) months after commencement of the audit in which to submit a written claim, with supporting detail, for adjustments.

     3.   Article X, Notification, of the Agreement shall be amended by deleting
                     ------------
it in its entirety and replacing it with the following revised Article X,

Notification:
------------

                                   ARTICLE X
                                 NOTIFICATION
                                 ------------

     10.1 Any notice or other communication provided for in this Agreement, including without limitation the invoices, statements and reports specified in
Article VIII, above, shall be given in writing and shall be considered as duly delivered when either mail certified, return receipt requested, postage prepaid by United States mail, by delivery service (with confirmation) or sent via facsimile transmission (with confirmation), addressed to the party to whom such notice is given as follows:

          Producer:      Michigan Production Company, L.L.C.
                         1801 Broadway, Suite 1050
                         Denver, Colorado  80202
                         Ph. (303) 298-0041
                         Fax. (303) 298-1141

          Processor:     West Shore Processing Company LLC
                         155 Inverness Drive West, Suite 200
                         Englewood, Colorado  80112
                         ATTN:  General Manager
                         Ph. (303) 290-8700
                         Fax. (303) 290-8769

Notice shall be effective when received (with confirmation), except notice sent by mailed shall be presumed received six (6) days after mailing. Either party may change its address for notice purposes by written notice to that effect.

     4. The Agreement shall be amended by adding the attached Schedule I as the effective Schedule I to the Agreement.

     5. Section 2.2.c., of the Agreement shall be amended by deleting the definition of "Gathering Facilities" contained therein in its entirety and replacing it with the following definition of "Gathering Facilities":

     Gathering Facilities:  Means the facilities required to be installed by
                            Producer at Producer's expense under 2.2, b., above, and shall include the Claybanks Area Gathering System, but shall expressly exclude all flow lines designed to gather both liquid hydrocarbons (including oil) and gas or other similar two-phase flow lines and any related production/separation facilities.

     6. The third sentence of Section 2.2.d. shall be amended by replacing the reference therein to "gathering pipelines" with the term "Gathering Facilities", so that after this Amendment, Section 2.2.d. shall read as follows:

     2.2.d. Upon the expiration of one (1) year following the first day of the first month after each well hereunder is connected to the Plant through Gathering Facilities paid for by Producer, Processor and Producer will determine, the Reimbursement due, if any, in accordance with paragraph c, above. the payment of the Reimbursement shall be made within 60 days following the date upon which the calculation of the Reimbursement is determined. Upon the payment of a Reimbursement, Producer will convey to Processor or its designee, the Gathering Facilities Installed by it (and all related rights of way) during the calendar year for which the Reimbursement is made, and will be made free and clear of all liens, encumbrances and adverse claims, other than the Subordinated Liens. In no event will any Reimbursement calculation include Production Per Well attributable to any well from which the Producer Well was included in a prior Reimbursement Calculation.

     7. Section 2.8 of the Agreement shall be amended by deleting it in its entirety and replacing it with the following revised Section 2.8:

     2.8 Producer shall deliver gas hereunder to Processor at applicable Receipt Point(s) at a pressure sufficient to cause that gas to enter Processor's facilities, as the pressure therein may exist from time to time, but shall not deliver gas at a pressure exceeding 1380 psig. Producer agrees to compress its gas prior to delivery hereunder, as necessary, in order to effect the delivery of that gas to Processor.

     8. Except for the foregoing, all other terms and provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PRODUCER:
MICHIGAN PRODUCTION COMPANY, L.L.C.


By:  /s/ Dwain Immel
    -------------------------------
Name:    Dwain Immel
      -----------------------------
Title:   Manager
       ----------------------------

PROCESSOR:
WEST SHORE PROCESSING COMPANY, LLC
By:  MarkWest Michigan, Inc., its Manager


By:  /s/ Gerry Tywoniuk
    -------------------------------
Name:    Gerry Tywoniuk
      -----------------------------
Title:   Vice President, Finance
       ----------------------------

                                  EXHIBIT 14B

                        To Purchase and Sale Agreement

                                by and between

                        MICHIGAN ENERGY COMPANY, Seller

                                      and

                        MARKWEST MICHIGAN, INC., Buyer

                             CLAYBANKS UNIT WELLS
                             --------------------


                               Claybanks 2 Unit
                               Schultz #2-22
                               Isley # 1-22
                               Miller Fox #1-11
                               Jonsek #5-2A
                               Dyksta #1-8

                                  EXHIBIT 15A
                                  -----------


     1. MarkWest Michigan, Inc. v. Michigan Energy Company, L.L.C., American Arbitration Association Case No. 77 180 00004 97 (as amended).

     2. MarkWest Michigan, Inc., Basin Pipeline, LLC and West Shore Processing Company, L.L.C., Case No. 97-CV-4605, District Court, City and County of Denver, Colorado.

     3. MarkWest Michigan, Inc. v. Michigan Production Company, LLC, Case No. 97-5339-CH, Oceana County Circuit Ct., County of Oceana, Michigan.

                                  EXHIBIT 15B
                                  -----------


     1. All counterclaims asserted by MEC in MarkWest Michigan, Inc. v. Michigan Energy Company, L.L.C., American Arbitration Association Case No. 77 180 00004 97 (as amended);

     2. Insofar as it concerns MEC, MPC, Energy Acquisition Corp., Michigan Exploration, Inc. and Dwain Immel, Domain Energy Ventures Corporation, et al. v. MarkWest Michigan, Inc., Civil Action No. 97-25629, District Court, Harris County, Texas.

     3. Michigan Production Company, L.L.C. v. West Shore Processing Company, L.L.C. and MarkWest Michigan, Inc., Case No. 97-5364-C3, Circuit Court, County of Oceana, Michigan.

                              CLOSING CERTIFICATE
                       (Michigan Energy Company, L.L.C.)


     Reference is made to that certain Purchase and Sale Agreement of even date herewith (the "Purchase and Sale Agreement"), between Michigan Energy Company, L.L.C. and MarkWest Michigan, Inc. Terms which are defined in the Purchase and Sale Agreement will have the same meaning when used herein.

     Michigan Energy Company, L.L.C. certifies to Buyer that (i) the representations and warranties made by Michigan Energy Company, L.L.C. in
Section 5 of the Purchase and Sale Agreement are true and correct subject to the qualifications set forth in the Purchase and Sale Agreement, and (ii) Michigan Energy Company, L.L.C. has performed, satisfied and complied with all covenants, agreements and conditions required by the Purchase and Sale Agreement to be performed or complied with by Michigan Energy Company, L.L.C. on or before the Closing.

     IN WITNESS WHEREOF, this Closing Certificate is executed by the undersigned as of November 21, 1997.


                                       MICHIGAN ENERGY COMPANY, L.L.C.



                                       BY:  /s/ Dwain M. Immel
                                          -------------------------------------
                                                Dwain M. Immel, Manager

               AGREEMENT OF MICHIGAN PRODUCTION COMPANY,L.L.C.,
                  MANISTEE GAS LIMITED LIABILITY COMPANY, and
                        MICHIGAN ENERGY COMPANY, L.L.C.


     Reference is made to that certain Purchase and Sale Agreement of even date herewith (the "Purchase and Sale Agreement"), between Michigan Energy Company, L.L.C. and MarkWest Michigan, Inc. Terms which are defined in the Purchase and Sale Agreement will have the same meaning when used herein.

     The undersigned Seller, Michigan Production Company, L.L.C. ("MPC") and Manistee Gas Limited Liability Company ("Manistee") hereby each agree to all amounts due specified on Exhibit 2A of the Purchase and Sale Agreement and that payments of those adjusted amounts under Paragraph 2a. of the Purchase and Sale Agreement are in full satisfaction and discharge of the amounts stated on
Exhibit 2A.

     IN WITNESS WHEREOF, this Agreement is executed by the undersigned as of November 21, 1997.


                                       MICHIGAN ENERGY COMPANY, L.L.C.


                                       BY:  /s/ Dwain M. Immel
                                           -------------------------------------
                                                Dwain M. Immel, Manager



                                       MICHIGAN PRODUCTION COMPANY, L.L.C.


                                       BY:  /s/ Dwain M. Immel
                                           -------------------------------------
                                                Dwain M. Immel, Manager



                                       MANISTEE GAS LIMITED LIABILITY COMPANY


                                       BY:  /s/ Dwain M. Immel
                                           -------------------------------------
                                                Dwain M. Immel, Manager